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                                  EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE



                                                       Three Months ended               Nine Months ended
                                                           September 30,                   September 30,
                                                      2003             2002            2003              2002
                                                   ----------     -------------     ----------     -------------
Income from continuing operations                  $  376,659     $     936,139     $1,902,667     $   2,960,621
Income from discontinued operations
  net of taxes                                             --         1,213,655             --         1,893,225
                                                   ----------     -------------     ----------     -------------
Net Income                                         $  376,659     $   2,149,794     $1,902,667     $   4,853,846
                                                   ==========     =============     ==========     =============


Weighted average number of common
  and common equivalent shares

Weighted average common shares outstanding          2,842,682         2,784,813      2,832,024         2,734,464

Shares issued from assumed exercise of
  common stock equivalents(1)                          63,439            72,721         52,260            73,341
                                                   ----------     -------------     ----------     -------------

Weighted average number of common and
  common equivalent shares outstanding              2,906,121         2,857,534      2,884,284         2,807,805
                                                   ==========     =============     ==========     =============


Income from continuing operations per common
  share - basic                                    $      .13     $         .34     $      .67     $        1.08
Income from discontinued operations per common
  share - basic                                            --               .43             --               .69
                                                   ----------     -------------     ----------     -------------
Net income per share - basic                       $      .13     $         .77     $      .67     $        1.77
                                                   ==========     =============     ==========     =============


Income from continuing operations per common
  share - diluted                                  $      .13     $         .33     $      .66     $        1.05
Income from discontinued operations per common
  share - diluted                                          --               .42             --               .67
                                                   ----------     -------------     ----------     -------------
Net income per share - diluted                     $      .13     $         .75     $      .66     $        1.72
                                                   ==========     =============     ==========     =============



(1) The number of common stock equivalents excluded from the computation of earnings per share for the quarter ended September 30, 2003 and 2002 because they were antidilutive was 0. The number of common stock equivalents excluded from the computation of earnings per share for the nine months ended September 30, 2003 and 2002 because they were antidilutive was 789 and 11,007, respectively.